Exhibit 10.12

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“Agreement”) is made and entered into as of October 4, 2017, by and among PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP III, L.P., a Delaware limited partnership (“Owner”), and PHILLIPS EDISON & COMPANY, LTD., an Ohio limited liability company (“Manager”).

RECITALS:

A.       Owner is a limited partnership formed to acquire, own, operate, lease, finance and manage shopping center properties throughout the continental United States. For purposes of this Agreement, Owner and its direct and indirect subsidiaries, and any joint ventures into which any of the foregoing may enter and which are controlled by the Owner, are individually or collectively referred to as “Owner” or “Owners”.

B.       Manager leases, markets and manages construction with respect to shopping center properties located throughout the continental Unites States.

C.       Owner desires to engage Manager, and Manager desires to accept such engagement, to lease, market and manage construction for the shopping center properties that are now owned or hereafter acquired by Owner, under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the parties agree as follows:

1.	Definitions. Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions are equally applicable both to the singular and plural forms:

1.1.	“Budget” shall have the meaning ascribed to such term in the Property Management Agreement.

1.2.	“Improvements” means buildings, structures, and equipment from time to time located on the Properties and all parking and common areas located on the Properties.

1.3.	“Management Fees” means the fees and expenses payable to Manager pursuant to Section 9, “Compensation”.

1.4.	“Manager” means Phillips Edison & Company, Ltd..

1.5.	“Owner” means Phillips Edison Grocery Center Operating Partnership III, L.P and its subsidiaries, as described in Recital A.

1.6.	“Properties” means all of the real estate assets of Owner covered by this Agreement, collectively.

1.7.	“Property” means an individual real estate asset owned by Owner that is made subject to this Agreement through the use of a Property Addendum (as defined below), and all tracts acquired by Owner related to that asset.

1.8.	“Property Addendum” means an addendum (as may be modified, amended or supplemented in writing from time to time) to be attached to this Agreement and incorporated within this Agreement by reference, executed by Manager and by the single asset subsidiary Owner of each Property. All currently owned Properties are subject to a Property Addendum, and as each new Property is purchased it is intended to be made subject to this Agreement. Each Property Addendum will describe its Property, including its real estate and the improvements. If any Property is sold by an individual Owner, the Property Addendum with respect to such Property shall be deemed of no further force or effect from and after the closing of the sale, except to the extent of post-closing management and accounting functions that are required to be performed under this Agreement.

1.9.	“Property Management Agreement” means that certain Master Property Management Agreement by and between Owner and Property Manager dated as of the date hereof.

1.10.	“Property Manager” means Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership.

1.11.	“Property Personnel” means persons hired or retained as employees of Manager to perform services for the Properties related to leasing, sales, legal, or construction management. Notwithstanding the foregoing, the following persons are not considered Property Personnel: (i) any Manager whose primary responsibility is to manage Property Personnel and who is not directly responsible for providing services to a specific Property or group of Properties, and (ii) any person who also serves as an executive officer of Manager and/or as an executive officer of Owner.

1.12.	“REIT” means Phillips Edison Grocery Center REIT III, Inc., a Maryland corporation.

2.	Appointment of Manager.

2.1.	Owner hereby engages and retains Manager, for each Property for which a Property Addendum is executed, as the sole and exclusive leasing and marketing agent for the leasing of all space in each Property as well as for obtaining ground leases on any outparcels. Manager shall perform such functions as are specified in this Agreement and/or on the Property Addendum related to each such Property. Manager hereby accepts such appointment.

2.2.	Owner hereby engages and retains Manager, for each Property for which a Property Addendum is executed, as the sole and exclusive construction manager to perform such functions as are specified in this Agreement and/or on the Property Addendum related to such Property. Manager hereby accepts such appointment.

2.3.	Manager shall act under this Agreement as an independent contractor and not as the Owner’s agent employee or fiduciary. Manager shall not have the right, power or authority to enter into agreements or incur liability on behalf of the Owner except as expressly set forth in this Agreement or in a Property Addendum. Any action taken by Manager which is not expressly permitted by this Agreement shall not bind the Owner.

3.	Standards. Manager will in good faith, with due diligence and in accordance with generally accepted leasing, marketing and construction management standards in the shopping center industry within the geographical areas of the Properties, perform its leasing, marketing and construction management duties and obligations. In all events, the standards of performance shall be consistent with the standards of leasing, marketing and construction management to which Manager performs with respect to its own portfolio of properties. Manager shall devote its commercially reasonable efforts to performing its duties under this Agreement to lease, market, and manage the construction of the Properties in a diligent, careful and professional manner to maximize all potential revenues to the Owner and to minimize expenses and losses to the Owner. The services of Manager are to be of a scope and quality not less than those generally performed by first class, professional managers of properties similar in type and quality to the Properties and located in the same market area as the Properties. Manager will make available to the Owner the full benefit of the judgment, experience and advice of the members of Manager’s organization. Manager will at all times act in good faith and in a commercially reasonable manner with respect to the proper protection of and accounting for the Owner’s assets.

4.	Term. This Agreement shall commence upon full execution of this Agreement and shall continue until terminated in accordance with Section 13.

5.	Marketing and Leasing Plan; Reporting; General Functions. Manager will:

a)	Prepare and submit to Owner a marketing and leasing budget and plan on the Properties (a “Plan”), for the calendar year immediately following each submission. Each Plan will be in the form approved by the Owner. A draft Plan for each Property shall be submitted to Owner on or prior to December 15 of the year preceding the January 1 of the year to which the plan applies. Owner will have 21 days after receipt of the Plan within which to approve or reject in writing the same, with any rejection accompanied by a reasonably detailed explanation of the basis for the rejection. Manager will then submit a revised draft Plan to Owner within 10 days after receipt of any rejection. Owner has 10 days after receipt of the revised Plan to approve or reject the same in writing, with any rejection accompanied by a reasonably detailed explanation of the basis for the rejection. The foregoing process will repeat with 10 days between receipt and revision, on Manager’s end, and receipt and acceptance or rejection on Owner’s end, until each Plan has been approved. If the parties cannot come to agreement on a Plan for a Property, then Manager will operate the applicable Property on the Plan most recently approved by Owner. To the extent any expenditure to be made by Manager exceeds the applicable line item in the prior year’s Plan by 5% or more, the same shall require Owner’s prior written consent, exclusive of uncontrollable expenditures and emergencies (included by not limited to emergency items outside of the control of Manager). Manager will provide supporting information reasonably requested by Owner in connection with its review of any Plan submitted by Manager.

Manager will implement the Plan and use its commercially reasonable efforts to ensure that the actual cost of leasing and marketing the Properties does not exceed the Plan. The Plan constitutes an authorization for Manager to expend necessary monies to lease and market the Properties in accordance with the Plan, but subject to the provisions of this Agreement, until a subsequent Plan is approved. The approval of non-recurring costs in the Plan constitutes an authorization for Manager to collect bids for the expenditure and to present a final recommendation to the Owner for expenditure of monies to implement those items.

Without affecting any other limitation imposed by this Agreement and except as may be provided to the contrary elsewhere in this Agreement, Manager will secure the prior written approval of Owner before incurring any liability or obligation for any item in excess of $10,000 not reflected on the approved Plan, except with respect to emergency items as described in this subsection. If, however, another threshold with respect to any matter is specified elsewhere in this Agreement or in a written directive or authorization of Owner, then the threshold for that matter will be as set forth in that directive. Manager will provide a report to Owner regarding any emergency expenses or capital requirements as promptly as practicable following the occurrence of the event giving rise to the expenses, specifying the circumstances of the emergency situation or requirement.

b)	Deliver to Owner, within 15 days after the end of each month during the term of this Agreement, the monthly reporting package detailed on Exhibit A that relates to the Properties and the immediately preceding calendar month or any portion thereof. The reporting package will be made on an accrual basis and include all transactions, whether or not reimbursable pursuant to the provisions of this Agreement.

c)	Deliver to Owner, within 15 days after the end of each quarter during the term of this Agreement, the quarterly reporting package detailed on Exhibit B that relates to the Properties and the immediately preceding calendar quarter or any portion thereof. The reporting package will be made on an accrual basis and include all transactions, whether or not reimbursable pursuant to the provisions of this Agreement.

d)	Deliver to Owner, within 30 days after the end of each calendar year during the term of this Agreement, the annual reporting package detailed in Exhibit C that relates to the Properties and the immediately preceding calendar year or any portion thereof. The reporting package will be made on an accrual basis and include all transactions, whether or not reimbursable pursuant to the provisions of this Agreement.

e)	Employ in-house or outside attorneys, at Owner’s expense, to handle any legal matters involving the Properties, in accordance with the Plan, any construction budget or as otherwise approved by Owner. Manager employs an in-house legal department which will perform some or all of the legal services. To the extent any employee of the in-house legal department performs services, the cost of the in house employee will be an operating expense of the Properties and reimbursable by Owner, based upon approved Plans or construction budgets consistent with the hourly rates charged internally by Manager to the other property funds for which it performs services. The costs are an operating expense of the Properties and shall be reimbursable by Owner.

f)	Pay wages, salaries, commissions and employee benefits of all Property Personnel, including without limitation workers’ compensation insurance, social security taxes, unemployment insurances, other taxes or levies now in force or hereafter imposed, any claims that may arise under the employee health or worker’s compensation programs maintained by Manager, employee-related overhead expenses and associated administrative charges with respect to any such Property Personnel (collectively, “Employee Benefits”), all of which are deemed an operating expense of the Properties and which shall be in accordance with approved Budgets. The number and classification of employees serving each Property shall be determined by Manager, as appropriate for the proper operation of each Property.

g)	Cooperate with the REIT’s independent auditors with respect to the annual audit of the REIT for the purpose of expressing an opinion on the financial statements of the REIT (the “Annual REIT Audit”). In addition, the REIT shall have the right to conduct an audit of Manager’s books and records solely with respect to the fees and expense reimbursements relating to the services provided pursuant to this Agreement (the “Fee Audit”). The REIT may conduct the Fee Audit by using its own internal auditors or by employing independent auditors no more than once per year. Costs associated with conducting such Fee Audits by internal or independent auditors, and costs of the Annual REIT Audit, shall be borne by REIT. If any Fee Audit conducted by or on behalf of REIT reveals a discrepancy in excess of ten percent (10%), and greater than $10,000, for the aggregate fees and expense reimbursements payable during the period under audit pursuant to the Fee Audit, then Manager shall be responsible for the reasonable expenses of such audit

h)	Take other actions and perform other functions as Manager reasonably deems advisable for the efficient and economic leasing, marketing and construction management of the Properties.

6.	Duties of Manager- Leasing Agent. Manager’s duties as leasing agent for any of the Properties includes the following:

6.1.	Leasing Functions. Manager will coordinate and negotiate the leasing of the Properties using reasonable commercial efforts to secure executed leases (both new and renewal) from qualified tenants for available space in the Properties. The leases must be consistent with form and terms approved by Owner unless a tenant requires use of its own lease form. Manager will hiring all leasing agents as necessary for the leasing of the Properties, work with outside brokers and leasing agents, and otherwise oversee and manage the leasing process on behalf of Owner. Manager’s duties in this regard include, without limitation, (1) preparing and distributing listings to potential tenants and/or their representatives and to reputable and active real estate agents; (2) supplying sufficient information to cooperating brokers and agents to enable them to promote the rental of the Properties, (3) marketing and promoting the Properties to potential tenants, current tenants and the general community, including, without limitation, by means and media as Manager deems appropriate such as attendance at ICSC and related leasing events, (4) maintaining and updating a merchandising and leasing plan for each Property, (5) providing an updated leasing budget and leasing reforecast for the then-following twelve (12) month period as part of the Plan, and (6) assist in securing leases with temporary tenants or licensees for the use of the Properties. Manager will (i) perform leasing analysis and credit underwriting with respect to prospective tenants (and subtenants and assignees) and prepare any leases and other tenant related documents and (ii) use commercially reasonable efforts to operate in accordance with the Plan unless otherwise specifically approved in writing by Owner, or except in the case of emergencies or uncontrollable expenses.

6.2.	Lease Administration. Promptly and diligently enforce the Owner’s rights under any tenant leases affecting any Property, including without limitation taking the following actions where appropriate: (i) with the Owner’s prior consent: (a) terminating tenancies, (b) instituting and prosecuting actions, and evicting tenants, (c) settling, compromising and releasing actions or suits, or re-instituting tenancies, and (d) recovering rents and other sums due by legal proceedings in a court of general jurisdiction; and (ii) without the Owner’s prior written consent: (a) in a court of special jurisdiction as applicable, signing and serving notices as are deemed necessary by Manager, and (b) recovering rents and other sums due by legal proceedings in a court of similar jurisdiction. In each case Manager will promptly notify the Owner of such action in writing. If authorized by the Owner, Manager will consult an attorney for the purpose of enforcing the Owner’s rights or taking any actions and the Owner shall have the right to designate counsel for any matter and to control all litigation affecting or arising out of the operation of any Property. Manager will keep Owner informed of any dissatisfaction with the law firm or services, or the reasonableness of the costs.

6.3.	Advertising. Manager will advertise and place signage on the Properties regarding the leasing, provided that the signage complies with applicable laws, regulations and requirements. Manager will provide a marketing package, aerial photographs, demographic reports, site plans, signage and a two-sided flyer for each Property at Manager’s expense. Any additional advertising and promotion requested by Owner will be done at Owner’s expense pursuant to a program and budget agreed upon by Owner and Manager.

6.4.	Other Actions. Manager will take other actions and perform other functions as Manager or Owner reasonably deems advisable for the efficient and economic leasing of the Properties.

7.	Duties of Manager- Construction Manager. Manager’s duties as construction manager for the Properties shall be in accordance with a the budget for the construction that is established by Owner and Manager prior to beginning the applicable construction activities, and shall include the following:

7.1.	General. Manager will assist in securing licenses, registrations, or permits required by law and shall comply with all ordinances, laws, orders, codes, rules, and regulations pertaining to building improvements and/or the services described in this Agreement. Manager will secure lien waivers and affidavits and properly file, to the extent required, terminations of notices of commencement prior to payment to contractors.

7.2.	Bidding. When commercially reasonable in Manager’s sole judgement, Manager will obtain bids from at least three outside contractors for all projects estimated to cost more than $25,000.00. Manager will select the low bid unless it has supplied Owner with a reasonable justification for the selection of a bidder other than the low bidder (e.g., Manager determines in its reasonable discretion that the bidder to be selected is more likely to complete the job on time, with commercially reasonable workmanship and in the most efficient manner). Manager shall manage the bidding process consistent with the manner in which it manages bidding for projects within its own portfolio of properties

7.3.	New Construction, Tenant Improvements, and Redevelopments. Manager will perform the following duties for construction of Improvements on undeveloped land (“New Construction”) and for construction of Improvements that are to be made at the direction of, or in conformity with lease obligations to, tenants (“Tenant Improvements”) or for work that changes the size or nature of Improvements or for the redevelopment of Improvements (collectively, “Redevelopments”):

a)	Provide updated and detailed project budgets to Owner.

b)	Supervise all Improvement projects, such supervision to include, but not be limited to, preparation of budgets, plans, bidding, subcontractor selection, material selection, job supervision, collection of lien waivers, sworn statements, affidavits and the like. Manager will require lien waivers, sworn statements, affidavits and similar documentation as a condition to disbursement.

c)	Arrange for, coordinate, supervise and advise Owner with respect to the selection of architects, contractors, design firms and consultants, environmental firms and consultants, and the execution of design, construction and consulting contracts.

d)	Review design documents, and drafts thereof, submitted by the architect or other consultants, and notify Owner in writing of any mistakes, errors or omissions that Manager observes in the documents and any recommendations it may have with respect to such mistakes, errors or omissions, provided Manager will not in any manner be responsible for the accuracy, adequacy or completeness of those documents.

e)	Evaluate and make recommendations to Owner concerning cost estimates prepared by others.

f)	Review and evaluate proposed schedules for construction.

g)	Coordinate the work of subcontractors.

h)	Monitor the progress of construction.

i)	Endeavor to work with the general contractor to identify any deficiencies in the work performed by subcontractors.

j)	Advise Owner with respect to alterations and modifications in any design documents submitted by the architect or other consultants that may be in Owner’s interest, including obtaining advantages in terms of cost savings, scheduling, leasing, operation and maintenance issues and other matters affecting the overall benefit of the project.

k)	Review and advise Owner on change order proposals and requests for additional services submitted to Owner.

l)	Schedule, coordinate, and attend necessary or appropriate project meetings.

m)	Monitor and coordinate punch list preparation and resolution by the subcontractors.

n)	Make recommendations to Owner concerning, and monitor, the use of the site by subcontractors, particularly as it relates to staging and storage, ingress and egress, temporary signage, fencing, barricades, restrictions on hours of operation, safety considerations and similar considerations.

o)	Coordinate and advise Owner with respect to preparation, execution, completion and filing of project-related documents, including, but not limited to contracts, permit applications, licenses, certifications, zoning requirements, land use restrictions, and governmental filings applicable to the project, and any other similar documents.

p)	Review and advise Owner with respect to draw requests submitted on the project.

q)	Upon completion of construction, walk the completed New Construction, Tenant Improvements, or Redevelopments with Owner (upon Owner’s discretion) or otherwise take measures to ensure that everything has been completed in accordance with the specifications. Manager will cause the subcontractors to repair or replace any items that are determined to be deficient during this walk.

r)	As instructed by Owner, perform additional related project management functions.

s)	Collect warranties and operation manuals, certificates, guarantees, as-builts and any similar documentation for the benefit of Owner.

t)	Forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, and make recommendations regarding compliance with the notices as are appropriate given the circumstances.

u)	Subject to the terms of this Agreement relating to allocation of expenses, pay fees, expenses and commissions of architects, engineers, subcontractors and suppliers that contract with Manager in the construction of the Properties. Manager will review all charges before payment to confirm accuracy and agreement.

7.4.	New Construction and Redevelopments. In addition, Manager will perform the following duties with respect to New Construction and Redevelopments:

a)	Provide Owner with a budget for each Improvement to be built prior to beginning construction of the respective Improvement.

b)	Meet on a regular basis with Owner’s leasing agents and representatives of prospective tenants.

c)	Arrange for, coordinate, supervise and advise Owner with respect to various development services prior to design and construction of the Project, including due diligence, site investigations, land use and zoning matters, and similar development services.

7.5.	Tenant Improvements. In addition, Manager will perform the following duties related to Tenant Improvements:

a)	Arrange for and supervise the performance of all installations and improvements in space leased to any tenant which are either expressly required under the terms of a lease of such space or which are customarily provided to tenants.

b)	Meet with tenants and prospective tenants and their architects, engineers, consultants and contractors to facilitate design and construction of leasehold improvements.

c)	Maintain separate files as to each tenant, and thereby document the entire design and construction process for each tenant.

d)	Compile and disseminate such data regarding each tenant as Owner may reasonably require.

7.6.	Duties with Respect to Tenant Directed Improvements. In addition, Manager will supervise and facilitate tenant installations performed by the tenant and/or tenant’s contractors, including:

a)	Review and evaluate lease exhibit language that identifies the scope and nature of tenant construction of the improvements.

b)	Review tenant construction documents for compliance with landlord criteria and requirements applicable to the improvements.

c)	Review and evaluate proposed schedules for tenant construction.

d)	Coordinate delivery of shell space to tenants as required by the tenant’s lease.

e)	Monitor the progress of tenant construction including but not limited to compliance with scheduling requirements, compliance with rules and regulations of the Property, verify that tenant has obtained proper permits, etc., coordinating requests for tenant improvement allowance draws.

f)	Maintain appropriate files and records as to each project documenting the design and construction process for each tenant in a manner consistent with Manager’s record retention guidelines.

8.	Duties of Manager- Other. Manager will in all events comply with the reasonable requests of Owner related to leasing, marketing and construction management of the Improvements to be made to the Properties. Owner will maintain sufficient funds in account(s) so that Manager will have funds available to pay all obligations contemplated under this Agreement when due. Under no circumstances does Manager have any obligation to advance funds to or for the account of Owner.

8.1.	Periodic Meetings. Manager, its personnel, or contractors engaged or involved in the leasing, marketing or construction management of the Properties shall meet to discuss the historical results of operations, to consider deviations from any budget or the Plan, and to discuss any other matters so requested by the Owner upon reasonable notice from Owner.

9.	Compensation and Expense Reimbursement.

9.1.	For each Property for which Manager provides leasing or marketing services, Owner shall pay Manager leasing fees at market rates as specified on the Property Addendum for that Property.

9.2.	For each Property for which Manager provides construction management services, including but not limited to services related to the investigation and remediation of environmental conditions at the Properties, Manager shall be entitled to fees for tenant and tenant directed improvements, capital improvements and construction management services, all at market rates for the geographic area in which the applicable Property is located, as may be more fully set forth on the applicable Property Addendum or another writing executed by Manager and Owner.

9.3.	Manager will pay other reimbursable expenses as Owner has approved and deems advisable or necessary for the efficient and economic construction management and leasing of the Properties through the Plan or any construction budget or as otherwise provided for in this Agreement (e.g., for marketing or leasing programs that exceed in scope that which Manager would normally utilize for its own properties).

9.4.	For each Property for which Manager provides Additional Services as defined in the Property Addendum, Manager is entitled to fees for the Additional Services at market rates for the geographic area in which the applicable Property is located, as may be specifically identified in the Property Addendum.

10.	Insurance. Manager will obtain and keep in full force and effect at Owner’s expense insurance (1) on the Properties, and (2) on activities at the Properties against such hazards as Owner and Manager shall deem appropriate and as may be required under any mortgage or other loan documents binding upon Owner. All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager and the applicable Owner.

10.1.	Manager will obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, worker’s compensation insurance covering all employees of Manager at the Properties and all persons engaged in the performance of any work required under this Agreement. Manager will also obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer’s liability, employee theft, commercial general liability, and umbrella insurance, and Manager will furnish Owner certificates of insurers naming Owner as co-insureds and evidencing that such insurance is in effect and that insurer will provide directly to Owner no less than 30 days’ notice of any cancellation or non-renewal. If any work under this Agreement is subcontracted, Manager will include in each subcontract a provision that the subcontractor must furnish Owner with evidence of coverage (and any other coverage Manager deems appropriate in the circumstances) naming Owner as co-insured and evidencing that the insurance is in effect and that insurer will provide directly to Owner no less than 30 days’ notice of any cancellation or non-renewal, as well as indemnification as is customary. The cost of insurance procured by Manager is reimbursable to the same extent as provided in this Agreement. The Properties may be added to blanket policies of insurance for the coverage required under this Section so long as such blanket insurance policies provide the same coverage to Owner that would be provided by separate insurance policies.

10.2.	Manager will cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers with respect to insurance which is in effect or for which application has been made. Manager will use its good faith efforts in a commercially reasonable manner to comply with all requirements of insurers.

10.3.	Manager will promptly investigate and report in detail to Owner and the applicable insurance carriers all accidents, claims for damage relating to the ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair. Manager will prepare for approval by Owner all reports required by the applicable insurance company in connection with any claim. Owner will reimburse Manager’s third party costs in connection therewith. Such reports shall be given to Owner promptly and any report not given within 10 days after the occurrence of any accident, claim, damage or destruction shall be noted in the monthly reports delivered to Owner. Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with the claim, to execute proofs of loss and adjustments of loss and to collect and provide receipts for loss proceeds using commercially reasonable good faith efforts.

11.	Liability of Manager. Manager is not liable for any errors in judgment or for mistakes of fact or of law or for anything which it may in good faith do or refrain from doing, except in the case of gross negligence, fraud or willful misconduct.

12.	Indemnity. Owner hereby indemnifies Manager and its managers, employees and officers against and agrees to defend, protect, hold and save them free and harmless from any liability or expenses (including reasonable attorney’s fees and court costs) arising out of injuries or damages to persons or property by reason of any cause relating to the Properties, except to the extent caused by the gross negligence, fraud or willful misconduct by Manager and which is not otherwise covered by insurance held by Owner. Owner will name Manager as an “additional insured” or “co-insured” on any and all liability insurance policies for the Properties. Manager hereby indemnifies Owner and its employees and officers against and agrees to defend, protect, hold and save them free and harmless from any liability or expenses (including reasonable attorney’s fees and court costs) arising out of injuries or damages to persons or property by reason of any cause relating to the leasing, marketing and construction of the Properties caused by the gross negligence, fraud or willful misconduct of Manager, which is not otherwise covered by insurance held by Owner.

13.	Termination. This Agreement may be terminated by either party upon thirty (30) days’ written notice, in total or only with respect to any Property, provided that termination will not affect any rights or obligations accrued to either party prior to termination (subject to any offsetting claims for damages), including, but not limited to payment of leasing and marketing fees and construction management fees earned to the date of termination. If, however, termination occurs before a construction project is completed, the construction management fee to be earned shall be prorated based upon the reasonably estimated portion of the applicable project that had been completed up to the date of termination). If this Agreement is terminated, then only commissions and management fees with respect to any Properties that are subject to such termination and that have accrued prior to the termination date will be due to Manager. Notwithstanding anything to the contrary contained in this Agreement, if either Owner or Manager defaults in performing any of its obligations under this Agreement, or if there is a default by either Owner or Property Manager under the Property Management Agreement, then the other party may terminate this Agreement effective upon delivery of notice of default. The indemnification obligations of the parties survive the expiration or termination of this Agreement. Manager’s obligations under this Agreement for leasing, marketing and construction management may, at Owner’s election, terminate as to any particular Property upon its sale, provided that Manager’s obligations for the performance of accounting and other so-called “back office functions” shall terminate only at such time as a final tax return with respect to the applicable Property has been prepared and filed and such customary and ordinary information related to the Property or Properties has been provided to Owner. Manager shall cooperate subsequent to any termination of this Agreement as to a particular Property to provide final property reconciliations and other reports as reasonably requested by Owner, with the cost of services provided by Manager to be reimbursed by Owner through the final date of service.

14.	Manager’s Obligations After Termination. Upon the termination of this Agreement, Manager will have the following duties:

14.1.	Manager will deliver to Owner, or its designee, all books and records (including data files in magnetic or other similar storage media but specifically excluding any licensed software) with respect to the Properties.

14.2.	Manager will transfer and assign to Owner, or its designee, or terminate upon Owner’s direction, all service contracts (designated by Owner for transfer and assignment) and personal property relating to or used in the leasing, marketing and construction of the Properties, except personal property paid for and owned by Manager. Manager will also, for a period of sixty (60) days immediately following the date of such termination (with respect to this entire Agreement or any Property terminated as being subject to this Agreement), make itself available to consult with and advise Owner, or its designee, regarding the leasing, marketing and construction of the Properties.

14.3.	Manager will render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of management fees claimed to be due Manager and shall cause funds of Owner held by Manager relating to the leasing, marketing and construction of the Properties to be paid to Owner or their designees and shall assist in the transferring of approved signatories on all Accounts.

14.4.	Manager shall provide accounting services and related services for so long as required to wind-down the operation of the Owner entity which owned the Property, included by not limited to preparing and filing tax returning and corporate governance documentation for so long as required by governing authorities. Owner shall reimburse Manager a reasonable fee for such post-sale services determined by the allocation of Property Personnel providing such services.

15.	No Obligation to Third Parties. None of the obligations and duties of Manager under the Agreement in any way creates any obligations of Manager to any third party with the exception of Owner.

16.	Additional Services. The services contemplated under this Agreement are normal and customary leasing, marketing and general and construction management services. If Manager is required or requested to perform additional services beyond the scope of this Agreement, then Owner shall pay Manager fees for these additional services at market rates as mutually agreed upon in advance by the parties.

17.	Manager’s Action on Tenant’s Default. If the reasonably expected costs are less than a threshold to be agreed upon by Manager and Owner with respect to each Property (or with respect to leases or contracts less than certain thresholds with respect to each Property), then Manager has the right, in its own name or in the name of Owner, to take any and all actions, which Manager deems advisable and which Owner has the right to take, in the event of any tenant's breach of any covenant, provision or condition binding upon tenant under its lease with Owner. Nothing in this paragraph shall be deemed to require Manager to institute legal action against any tenant. If the reasonably expected costs exceed the agreed upon thresholds, then Owner shall only be responsible for those costs if it pre-approves such actions. In addition, if Owner desires to commence legal action notwithstanding Manager’s recommendation to the contrary, then it shall pay for all costs and reasonable attorneys' fees in connection with that action.

18.	Entire Agreement. This Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them.

19.	Assignment; Binding Effect. Manager may delegate partially or in full its duties and rights under this Agreement to any wholly owned subsidiary. Any other partial or full delegation or assignment of its duties and rights under this Agreement may be made only with the prior written consent of Owner. Except as provided in the immediately preceding sentence, this Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns.

20.	Amendments. This Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

21.	Other Business. Nothing contained in this Agreement prevents Manager from engaging in other activities or business ventures, whether or not the other activities or ventures are in competition with Owner or the business of Owner, including, without limitation, property management activities for other parties (including other Real Estate Investment Trusts) and providing services to other programs advised, sponsored or organized by Manager or its affiliates or third parties. This Agreement does not limit or restrict the right of any director, officer, employee, or stockholder of Manager or its affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. Manager may, with respect to any investment in which the Owner is a participant, also render advice and service to each and every other participant. Manager will report to Owner the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between Manager’s obligations to Owner and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.

22.	Notices. All notices under this Agreement shall be in writing and delivered personally or mailed by national overnight courier or certified mail, postage prepaid, addressed to the parties at their last known addresses. All notices shall be in writing and, except when receipt is required to start the running of a period of time, are deemed given when delivered in person or first business day after deposit with a national overnight courier with confirmation of overnight delivery, or on the fifth day after its mailing by registered or certified United States mail, postage prepaid and return receipt requested, at the addresses set forth after the parties’ respect names below or at any different addresses as either party has advised the other party in writing.

MANAGER:	PHILLIPS EDISON & COMPANY, LTD. 11501 Northlake Drive Cincinnati, OH 45249 Attention: Vice-President

With a copy to:	PHILLIPS EDISON & COMPANY, LTD. 11501 Northlake Drive Cincinnati, OH 45249 Attention: Legal Department

OWNER:	PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP III, L.P. 11501 Northlake Drive Cincinnati, OH 45249 Attention: Chief Operating Officer

With a copy to:	PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP III, L.P. 222 South Main Street, Suite 1730 Salt Lake City, Utah 84101 Attention: General Counsel

23.	Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, will constitute a waiver of that or any other right, unless otherwise provided in this Agreement.

24.	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

25.	Severability. If any term, covenant or condition of this Agreement or its application to any person or circumstance is held invalid or unenforceable to any extent, then the remainder of this Agreement, or the application of that term, covenant or condition to persons or circumstances other than those to which it is held to be invalid or unenforceable, will not be affected. Each term, covenant or condition of this Agreement is valid and shall be enforced to the fullest extent permitted by law.

26.	Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Ohio. Any action to enforce this Agreement or an action for a breach of this Agreement will be maintained in a binding arbitration proceeding before the American Arbitration Association in Cincinnati, Ohio.

27.	Counterpart. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

28.	Cross-Default. If any default occurs under the Property Management Agreement and results in a termination of the Property Management Agreement or if the Property Management Agreement is otherwise terminated, this Agreement shall also terminate unless otherwise agreed by the parties.

Signatures on next page.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OWNER:

PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP III, L.P.,

a Delaware limited partnership

By:	Phillips Edison Grocery Center OP GP III LLC,
A Delaware limited liability company,
Its General Partner

By:	/s/ Robert F. Myers
Robert F. Myers, Vice President

MANAGER:

PHILLIPS EDISON & COMPANY, LTD.,

an Ohio limited liability company

By:	/s/ Joe Schlosser
Joe Schlosser, Vice President

EXHIBIT A

MONTHLY REPORTING PACKAGE

For the current month and year to date, statements presenting, on a comparative basis, actual to budget (and/or forecast or other projections), including variance explanations for material variances:

•	Executive Summary (leasing, capital, tenant/market issues, other)
•	Month to date and year to date variance report with explanations (Plan and construction budget, if any, to actual and actual to previous year actual)
•	Leasing Update
•	Any additional reports that Owner shall reasonably request

EXHIBIT B

QUARTERLY REPORTING PACKAGE

•	All items in the monthly reporting package.

•	Quarter to date variance reports with explanations compared to the Plan and same period prior year.

•	The originals (or copies, as Owner may request) of all contracts entered into by Manager on behalf of Owner during such period, if requested.

•	Such other reports as may be required by Owner.

EXHIBIT C

ANNUAL REPORTING PACKAGE

•       All items in the quarterly reporting package which shall include annual operating statements and a list of variances and explanations of material variances (the Plan and construction budget, if any, to actual and actual to previous year actual).

•       Any other reports reasonably requested by Owner.

Form of Property Addendum

Original Agreement Date: ____________________

PROPERTY DESCRIPTION:

Property Name:

Street Address:

City, State, Zip Code:

County:

Owner Name:

Owner Tax ID#:

Tax Parcel ID #:

SERVICES TO BE PROVIDED:

☐	Leasing Agreement duties as specified in Section 6 of the Agreement except as specified below:

	____	No changes

	____	Changes as follows:

☐	Leasing Agreement Fees:

☐	New Lease Commission Percentage: [___percent (___%)] of the gross amount of all base rent under the first five (5) years of the primary term of said leases, plus [___percent (___%)] of the gross amount of all base rent under the next five (5) years of the primary term, plus [___percent (___%)] of the gross amount of all base rent under any additional years of the primary term, payable one-half upon the full execution of the lease and one-half upon tenant opening for business.

□	Notwithstanding the foregoing, for any new lease for over 15,000 square feet, the leasing commission shall calculated as set forth above, provided that it shall not be less than Three Dollars ($3.00) per square foot of leasable area.

☐	Renewals: For any renewal or extension of a lease (including the exercise of an existing lease option), Manager shall be paid: [___percent (___%)] of the gross amount of all base rent under the primary term of said lease, payable upon execution of such renewal or extension.______________________________

☐	Expansions: For each lease amendment or modification in which the tenant expands its premises, Owner will pay Manager a leasing commission of [___percent (___%)] of the gross amount of the base rent represented by such additional space under the balance of the then current term of the lease, plus [___percent (___%)] of the gross amount of all base rent represented by such additional space under any additional years of the primary term, payable [one-half] upon execution of the amendment or modification document and [one-half] upon the tenant opening for business from the expansion space.

☐	Co-Brokers: As leasing agent for the Properties, Manager may cooperate with independent real estate brokers or agents. If Manager hires a co-broker in order to assist Manager in securing a tenant or if an opportunity is brought to Manager by an independent broker, the applicable leasing commission payable to Manager by Owner shall be increased by the lesser of (i) the amount of the fee owed to the co-broker or (ii) an amount equal to 50% of the applicable leasing commission payable to Manager by Owner as set forth above. Manager shall be responsible for payment of the co-broker fee from the applicable leasing commission paid to Manager by Owner.

☐	Payment terms (if other than specified above): ____________________

☐	Additional Marketing Fees (in addition to the foregoing):

☐ As to any sale(s) of land associated with the Property (but not the entire Property), a sales commission of [___percent (___%)] of the gross sale price, payable out of the closing proceeds, which may be increased by the lessor of (i) [___percent (___%)] of the gross sale price or (ii) the third party broker fee directly related to such sale;

☐ If the Property is sold during the term of this agreement, a sales commission of [___percent (___%)] of the gross sales price shall be paid from the sale proceeds which may be increased by the lessor of (i) [___percent (___%)] of the gross sale price or (ii) the third party broker fee directly related to such sale;

☐ As to real estate tax appeals, 40% of any Property tax savings and interest received as a result of assessment reductions on any property, for the period that includes all open assessment years. Property tax savings shall be equal to (a) the difference between (i) the original property tax assessment and (ii) the final property tax settlement for the open tax years, which settlement is less than the original property tax assessment, multiplied by (b) appropriate tax rates, multipliers or equalizations;

☐ As to community contributions, 40% of any savings received or contribution received from the local governing authority directly related to operation of the Property in such community.

☐ As to lease assignments, 40% of the fees collected for lease assignments and similar agreements;

☐ As to short-term leases, periodic tenancy agreements, licenses agreements and similar instruments originated by Manager, 40% of the total gross rent under the agreement;

☐ Manager shall be reimbursed for out-of-pocket expenses incurred with third parties engaged by Manager for the benefit of Owner.

☐	Construction Management Services as specified in Section 7 of the Agreement except as specified below. In particular, the construction management will include the following (add attachments as necessary):

☐	Construction Management Fees:

☐ As to Construction Management, 1) for ground-up construction and redevelopment projects, a fee of 5% of the total project hard costs plus architectural and engineering costs payable at final completion of the project; and 2) for tenant buildouts and tenant improvement allowances, 5% of the total project cost payable upon completion of the project and tenant opening for business 3) 5% of the total cost of all other Construction Management Services, including, but not limited to, services related to the investigation and remediation of environmental conditions at the Properties.